                                                                    EXHIBIT 99.1

                  RALLY'S REPORTS PROFIT FOR SECOND QUARTER

     LOUISVILLE, Ky., July 24 /PRNewswire/ -- Rally's Hamburgers, Inc. (Nasdaq:
RLLY) announced net income of $111,000 or $.01 per share for the second quarter ended June 30, 1996. This represents a $1.4 million improvement over the comparable quarter of the prior year in which the Company lost $1.2 million or $.08 per share. For the six months ended June 30, 1996, the Company recorded earnings of $949,000 or $.06 per share compared with a net loss of $4.8 million or $.30 per share for the prior year period. First quarter and year to date earnings were favorably impacted by an extraordinary gain, net of tax of $4.5 million or $.29 per share from the early extinguishment of debt.

     The Company attributes the year over year improvement in second quarter results to the impact of the prior closure and/or writedown of poor performing stores, reduced general and administrative and interest expenses, the initial impact of cost reduction strategies aimed at reducing food, paper and labor costs and lower advertising expenses. Total revenues declined by $2.5 million, to $47.4 million, in the quarter due primarily to a lower number of systemwide units in operation and to same store sales declines of 1% for Company units and 5% systemwide.

     Donald E. Doyle, President and Chief Executive Officer, stated, "This is our first profitable quarter, excluding extraordinary gains, since the second quarter of 1993. While the situation at Rally's is clearly challenging and much remains to be done, I am encouraged by our accomplishments to date and the outlook for the Company going forward."

     "We have made progress on several fronts, including the establishment of a strategic partnership with the Carl's Jr. chain in California. The first major benefit of this partnership was the implementation of a management agreement with Carl's to operate 28 Rally's Company-owned stores in California and Arizona beginning July 1st. This agreement will provide an immediate positive effect on our cash flow and allow us to concentrate our efforts in more fully developed Rally's markets."

     "We have taken several actions to improve same store sales growth, including the appointment of a new advertising agency. Our new ad agency, Mendelsohn - Zien, is also the agency for the Carl's Jr. chain and has developed innovative, successful advertising for Carl's that has resulted in unparalleled same store sales growth for them. I remain very optimistic about the strength of the Rally's brand and its overall customer appeal and our ability to return to positive same store sales growth."

     Doyle added, "We believe that sustainable improvement in operating earnings will be driven by fundamental changes in our store level economics. We initiated important changes designed to drive such improvement. Changes in our overall procurement program such as renegotiating contracts, selecting alternative vendors, and making low risk specification changes began influencing our results by the end of the second quarter. We have identified and implemented specific changes in staffing levels and labor deployment in the stores which are yielding significant savings in management and crew labor. These cost reduction actions, which began late in the second quarter, should favorably influence ongoing cost performance. The recently announced rights offering, which we expect to complete by late August, is an important additional step which will allow us to modestly accelerate new store development as well as fund other important initiatives."

     The Company ended its second quarter with cash and cash equivalent balances of approximately $2.7 million essentially flat with the prior quarter after outlays in the quarter of more than $5 million related to principal and interest payments on the Company's debt. The Company expects to begin its previously announced shareholder rights offering within the next week and, while no assurances can be given as to whether the offering will be fully subscribed, is optimistic regarding the potential of the offering to improve its overall liquidity. If fully subscribed, the offering will generate gross proceeds of over $10 million and an additional $10 million in new capital if the related common stock warrants are eventually exercised over their four year life.

     As of July 23, 1996, the system opened 14 restaurants during the year, of which 3 were Company-owned and 11 were franchised. The Company closed 3 units and franchise operators closed 10 units during the year. As of July 23, 1996, there were 482 Rally's Hamburgers restaurants operating in 19 states.

     A registration statement relating to the securities to be offered and sold in the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. The securities to be offered and sold in the rights offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer solicitation or sale would be unlawful prior to registration or qualification under the laws of any such State.

     Statements in this release which are not historical facts are "forward looking" statements and "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including but not limited to the impact of continued discounting by the Company's substantial competitors, success of the Company's advertising and promotion programs, consumer acceptance of the Company's products, increases in operating costs, availability of adequate numbers of hourly paid employees, decreases in the availability of affordable capital resources and other risks documented in the Company's Securities and Exchange Commission filings.

                   RALLY'S HAMBURGERS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS (A)
              (in thousands, except shares and per share amounts)


                                            Three Months Ended       Six Months Ended
                                             June 30,   July 2,     June 30,    July 2,
                                               1996      1995         1996       1995
REVENUES
Restaurant sales                            $45,771     $47,861     $86,279     $88,595
Franchise revenues
    and fees                                  1,586       1,982       2,990       3,718
Total revenues                               47,357      49,843      89,269      92,313

COSTS AND EXPENSES
Restaurant costs
    of sales                                 16,064      16,127      30,865      30,081
Restaurant operating
    expenses exclusive
    of depreciation
    and amortization and
    other operating
    expenses shown
    separately below                         20,260      20,901      40,389      39,631
General & administrative
    expenses                                  3,917       4,466       8,000       9,012
Advertising and
    promotion expenses                        2,067       3,571       4,915       6,373
Depreciation and
    amortization                              2,614       3,573       5,302       7,004
Other charges                                    22          --         754          --
Total costs and
    expenses                                 44,944      48,638      90,225      92,101
Income (loss) from
    operations                                2,413       1,205        (956)        212

OTHER INCOME (EXPENSE)
Interest expense                             (2,146)     (2,684)     (4,459)     (5,275)
Interest income                                  34         199         379         293
Other                                            (4)         96         (33)        137
Total other                                  (2,116)     (2,389)     (4,113)     (4,845)

Net income (loss) before tax
    and extraordinary items                     297      (1,184)     (5,069)     (4,633)

PROVISION (BENEFIT) FOR
INCOME TAXES                                    186          60      (1,496)        120
Net income (loss) before
    extraordinary items                         111      (1,244)     (3,573)     (4,753)

EXTRAORDINARY ITEMS
(net of tax of $1,817)                           --          --       4,522          --

NET INCOME (LOSS)            $   111       $(1,244)     $   949    $(4,753)
Income (loss) per
  common share:
Income (loss) before
  extraordinary item         $  0.01       $ (0.08)     $ (0.23)   $ (0.30)
Extraordinary item                --            --         0.29         --
Net income (loss)            $  0.01       $ (0.08)     $  0.06    $ (0.30)
Weighted average shares
  outstanding                 15,934        15,589       15,802     15,600

(A)  Unaudited, subject to year-end review.

                   RALLY'S HAMBURGERS, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                      JUNE 30, 1996 AND DECEMBER 31, 1995
                                (in thousands)

                                              June 30,           December 31,
                                              1996 (A)              1995
ASSETS
Current assets                                $  7,656           $ 22,182
Assets held for sale - long term                 2,445              3,517
Property and equipment, net                     73,354             78,683
Notes receivable, less current portion             393                676
Intangibles and other assets                    31,079             32,334
Total assets                                  $114,927           $137,392

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                           $ 27,036           $ 42,276
Long-term debt                                  67,623             74,783
Obligations under capital leases,
  less current potion                            5,603              5,631
Other liabilities                                7,016              8,030
Total liabilities                              107,278            130,720
Shareholders' equity                             7,649              6,672
Total liabilities and shareholders'
  equity                                      $114,927           $137,392

(A)  Unaudited, subject to year-end review.
- -0-                        7/24/96
/CONTACT:   Donald E. Doyle, 502-245-8900/